EXHIBIT 4.02

DESCRIPTION OF SECURITIES

Under our Second Amended and Restated Articles of Incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share. As of August 31, 2022, there were 384,735,402 shares of our Common Stock issued and outstanding.

Each holder of common stock shall be entitled to one vote for each share of common stock held. All of the common stock authorized herein shall have equal voting rights and powers without restrictions in preference. Shareholders of the Corporation do not have the right to cumulate votes in the election of directors.

The Company's common stock is the Company's only class of outstanding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common stock is quoted on the OTC Pink® Open Market under the symbol DBRM.

This summary is not complete, and is subject to and qualified by the provisions of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws.  The terms of our common stock are also subject to and qualified by the applicable provisions of the Washington Business Corporation Act.

The holders of shares of common stock vote together as one class on all matters as to which common stockholders are entitled to vote.  Each share of common stock is entitled to one vote in all elections of directors and on all other matters submitted to a stockholder vote. We have not declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  The common stock currently outstanding is fully paid and nonassessable.

Anti-Takeover Effects of our Charter and Bylaws

Certain provisions of our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Company.  For example, our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include provisions that:

•	provide that, except as provided by law, special meetings of shareholders of the Corporation shall be held whenever called by (only) the Board of Directors, and;
•	establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.